Exhibit 99.3

November 4, 2021

Qurate Retail, Inc. Declares Special Cash Dividend of $1.25 per Common Share

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB, QRTEP) today announced that its Board of Directors declared a special cash dividend in the amount of $1.25 per common share, for an aggregate dividend of approximately $495 million based on shares outstanding as of October 31, 2021 (to be updated for actual shares outstanding as of the record date), payable in cash on November 22, 2021 to stockholders of record of Qurate Retail’s Series A and Series B common stock at the close of business on November 15, 2021. Additional details regarding the special dividend are expected to be announced by press release at a later date, including details on the ex-dividend date.

About Qurate Retail, Inc.

Qurate Retail, Inc. is a Fortune 500 company comprised of seven leading retail brands – QVC®, HSN®, Zulily®, Ballard Designs®, Frontgate®, Garnet Hill®, and Grandin Road® (collectively, “Qurate Retail GroupSM”). Globally, Qurate Retail Group is a world leader in video commerce, among the top e-commerce retailers in North America (according to Digital Commerce 360), and a leader in mobile commerce and social commerce. The retailer reaches approximately 218 million homes worldwide via 14 television networks and reaches millions more via multiple streaming services, social pages, mobile apps, websites, print catalogs, and in-store destinations. Qurate Retail, Inc. also holds various minority interests and green energy investments.

Qurate Retail, Inc.
Courtnee Chun, 720-875-5420

Source: Qurate Retail, Inc.